Total ARR Expansion Trends

	FY21				FY22			
	Q1-21	Q2-21	Q3-21	Q4-21	Q1-22	Q2-22	Q3-22	
Year-over-Year								
ARR (As Reported)	**601**	**638**	**722**	**774**	**823**	**864**	**930**	
Year-over-Year increase	*37%*	*35%*	*35%*	*35%*	*37%*	*35%*	*29%*	
TTM FX headwind/(tailwind)[1]	8	(9)	(18)	(19)	(30)	(8)	21	
ARR - Constant Currency	**609**	**629**	**704**	**755**	**794**	**856**	**951**	
Year-over-Year ARR Increase - Constant Currency[2]	*39%*	*33%*	*32%*	*32%*	*32%*	*34%*	*32%*	
TTM Perpetual License Rolloff - Constant Currency[3]	4	7	8	18	24	25	34	
ARR Excluding TTM Perp License Rolloff - Constant Currency	**613**	**635**	**711**	**773**	**817**	**881**	**985**	
Year-over-Year ARR Growth ex-Perp -Constant Currency	*39%*	*35%*	*33%*	*35%*	*36%*	*38%*	*36%*	
	Q1-21	Q2-21	Q3-21	Q4-21	Q1-22	Q2-22	Q3-22	FY22 YTD
Quarter-over-Quarter								
ARR (As Reported)	**601**	**638**	**722**	**774**	**823**	**864**	**930**	**930**
Net New ARR (As Reported)[4]	29	37	84	52	49	41	66	156
Quarterly FX headwind/(tailwind)[5]	1	(11)	(12)	3	(6)	10	15	19
Net New ARR - Constant Currency	**30**	**26**	**72**	**56**	**43**	**50**	**81**	**174**
Quarterly Perpetual License Rolloff - Constant Currency[6]	0	3	4	11	6	4	12	22
Net New ARR Excluding Perpetual License Rolloff - Constant Currency	**30**	**28**	**76**	**67**	**49**	**54**	**93**	**196**
Year-over-Year ARR Growth ex-Perp -Constant Currency	*(17)%*	*(25)%*	*17%*	*61%*	*63%*	*92%*	*22%*	*46%*

1) Year-over-year FX headwind/(tailwind) using exchange rates from the same quarter in the prior year.
2) Represents the year-over-year growth rate excluding the FX headwind/(tailwind).
3) Represents the cumulative trailing-twelve-month amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule.
4) Defined as the quarterly increase/(decrease) in the current quarter as reported ARR compared to the previous quarters as reported ARR.
5) Quarterly FX impact using exchange rates from the prior quarter.
6) Represents the quarterly amount of Dynatrace perpetual license ARR that had reached the end of its revenue recognition schedule in constant currency, net of new perpetual license ARR signed in the quarter.

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